Exhibit 10.29

FIRST AMENDMENT

THIS FIRST AMENDMENT (this "Amendment") is made and entered into as of April 21, 2015, by and between BRE/COH FL LLC, a Delaware limited liability company ("Landlord"), and KEMPHARM, INC., a Delaware corporation ("Tenant").

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated November 3, 2014 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 3,221 rentable square feet (the "Existing Premises") described as Suite I03 on the first floor of the building commonly known as Celebration Office Center II located at 1170 Celebration Boulevard, Celebration , Florida (the "Building".)

B.	The Lease will expire by its terms on October 31, 2017 (the "Existing Expiration Date"), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.

The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 1,418 rentable square feet described as Suite I02B on the first floor of the Building and shown on Exhibit A attached hereto (the "Expansion Space"), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged , Landlord and Tenant agree as follows:

1.

Extension. The term of the Lease is hereby extended through the last day of the 36th full calendar month beginning on or after the Expansion Effective Date (defined in Section 2.2 below) (the "Extended Expiration Date"). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the "Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

2.	Expansion.

2.1.

Effect of Expansion. Effective as of the Expansion Effective Date (defined in Section 2.2 below), the Premises shall be increased from 3,221 rentable square feet on the first floor to 4,639 rentable square feet on the first floor by the addition of the Expansion Space, and, from and after the Expansion Effective Date, the Existing Premises and the Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Expansion Space (the "Expansion Term") shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date. From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Expansion Space.

2.2.

Expansion Effective Date. As used herein, "Expansion Effective Date" means the earlier to occur of (i) the first date on which Tenant conducts business in the Expansion Space, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be May I, 2015 (the "Target Expansion Effective Date"). The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay rent for the Expansion Space shall be Tenant's sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Expansion Effective Date.

2.3.

Confirmation Letter. At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

3.	Base Rent.

3.1.	Existing Premises During Extended Term. With respect to the Existing Premises during the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar) h	Monthly Base Rent
11/1/17 - 4/30/18	$24.93	$6,691.63

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.2.	Expansion Space During Expansion Term. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period During Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date through last day of t 2'h full calendar month of Expansion Term	$23.50	$2,776.92
13h1 through 24h1 full calendar months of Expansion Term	$24.21	$2,860.82
251 full calendar month h of Expansion Term through last day of Expansion Term	$24.93	$2,945.90

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.

Security Deposit.     No additional security deposit shall be required in connection with this Amendment.

5.	Tenant's Share. With respect to the Expansion Space during the Expansion Term, Tenant's Share shall be 1.7628%.

6.	Expenses and Taxes.

6.1.

Existing Premises During Extended Term. With respect to the Existing Premises during the Extended Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Existing Premises during the Extended Term, the Base Year for Expenses and Taxes shall be 2015.

6.2.

Expansion Space During Expansion Term. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Expansion Space during the Expansion Term, the Base Year for Expenses and Taxes shall be 2015.

7.	Improvements to Existing Premises and Expansion Space.

7.1.

Configuration and Condition of Existing Premises and Expansion Space. Tenant acknowledges that it is in possession of the Existing Premises and that it has inspected the Expansion Space, and agrees to accept each such space in its existing configuration and condition (or, in the case of the Expansion Space, in such other configuration and condition as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.	Responsibility for Improvements to Existing Premises and Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with Exhibit B attached hereto.

8.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.1.	Parking. Effective as of the Expansion Effective Date, the first sentence of Section 1.9 of the Lease is hereby amended by replacing the number " I 6" with the number " 23".

9.	Miscellaneous.

9.

I . This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

9.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

9.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

9.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than TLC Home Management, LLC, a Florida limited liability company) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.7.

If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will continue in effect during the Extended Term , then, from and after the Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

9.8.

If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will apply to space different from or in addition to the space to which such expansion right previously applied, then, as applied to such different or additional space, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

{SIGNATURES ARE ON FOLLOWING PAGE}

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESSES:		LANDLORD:
/s/ Blanca Colón-Flynn		BRE/COH FL LLC, a Delaware limited liability company
Print Name:	Blanca Colón-Flynn	/s/ Rob Shults
		Name:	Rob Shults
/s/ Heather Bradley		Title:	VP – Asset Management
Print Name:	Heather Bradley

WITNESSES:		TENANT:
/s/ R. LaDuane Clifton		KEMPHARM, INC, a Delaware corporation
Print Name:	R. LaDuane Clifton	/s/ Christal Mickle
		Name:	Christal Mickle
/s/ Christina Cruz		Title:	VP, Operations and Product Development
Print Name:	Christina Cruz

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT B

WORK LETTER

As used in this Exhibit B (this "Work Letter"), the following terms shall have the following meanings:

(i)	"Tenant Improvements" means all improvements to be constructed in the Premises pursuant to this Work Letter; and

(ii)	"Tenant Improvement Work'' means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1     ALLOWANCE.

1.1     Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Allowance") in the amount of$9,926.00 (i.e., $7.00 per rentable square foot of the Expansion Space) to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Amendment, if Tenant fails to use the entire Allowance by December 31, 2015, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2     Disbursement. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the "Allowance Items''): (a) [Intentionally Omitted};

(b) [Intentionally Omitted}; (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions; (e) the cost of any change to the base, shell or core of the Expansion Space or Building required by the Work List (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis) , including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Work List or the Tenant Improvement Work required by Law; (g) the Landlord Supervision Fee (defined in Section 3.4.1 below); (h) sales and use taxes; and (i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

2	WORK LIST AND PRICING.

2.1     Work List.     Landlord shall perform Tenant Improvement Work in accordance with the following work list (the "Work List") using Building-standard methods, materials and finishes.

WORK LIST

ITEM
A. Demo wall between suites.
B. Install 4 tele/data back boxes.
C. Replace VCT in demo area with carpet.
D. Touch-up paint in demo area.
E. Add door between existing conference room and new suite.

2.2	[Intentionally Omitted]

2.3	[Intentionally Omitted}

2.4	[Intentionally Omitted]

2.5	[Intentionally Omitted]

2.6	Construction Pricing.

2.6.1     Construction Pricing Proposal. Within five (5) business days after the mutual execution and delivery of this Amendment, Landlord shall provide Tenant with Landlord's reasonable estimate (the "Construction Pricing Proposal") of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Work List.

Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Work List. Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant' s notice of disapproval shall be accompanied by proposed revisions to the Work List that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant's approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and begin construction relating to such items.

2.6.2     Over-Allowance Amount. If the Construction Pricing Proposal exceeds the Allowance, then Tenant, concurrently with its delivery to Landlord of its approval of the Construction Pricing Proposal, shall deliver to Landlord cash in the amount of such excess (the "Over-Allowance Amount"). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. If, after the Construction Pricing Proposal is approved by Tenant, (a) any revision is made to the Work List or the Tenant Improvement Work is otherwise changed, in each case in a way that increases the Construction Pricing Proposal, or (b) the Con st ruction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord's request.

2.7

Revisions to Work List. The Work List shall not be revised without Landlord's agreement, which agreement may be withheld or conditioned in Landlord' s sole and absolute discretion. If Tenant requests any revision to the Work List, Landlord shall provide Tenant with notice approving or disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Construction Pricing Proposal, if any, within three (3) business s days after the later of Landlord's receipt of such request or the mutual execution and delivery of this Amendment if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than four (4) business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (I) business day, shall notify Landlord whether it desires to proceed with such revision . If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Work List without Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed.

2.8     Tenant's Approval Deadline. Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant's Approval Deadline (defined below). As used in this Work Letter, "Tenant's Approval Deadline" means the date occurring 10 business days after the mutual execution and delivery of this Amendment; provided, however, that Tenant' s Approval Deadline shall be extended by one (I) day for each day, if any, by which Tenant' s approval of the Construction Pricing Proposal pursuant to Section 2.6. I above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3	CONSTRUCTION.

3.1     Contractor. Landlord shall retain a contractor of its choice (the "Contractor") to perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2	[Intentionally Omitted]

3.3     Permits. Landlord shall cause the Contractor to apply to the appropriate municipal authorities for, and obtain from such authorities, all permits necessary for the Contractor to complete the Tenant Improvement Work (the "Permits").

3.4	Construction.

3.4 .1 Performance of Tenant Improvement Work. Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Work List. Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to 4% of the aggregate amount of all Allowance Items other than the Landlord Supervision Fee.

3.4.2 Contractor's Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4     COMPLIANCE WITH LAW; SUITABILITY FOR TENANT'S USE. Landlord shall cause its consultants to use the Required Level of Care (defined below) to cause the Work List to comply with Law; provided, however, that Landlord shall not be responsible for any violation of Law resulting from any particular use of the Expansion Space (as distinguished from general office use). As used herein, "Required Level of Care" means the level of care that reputable consultants customarily use to cause plans and specifications similar to the Work List to comply with Law where such plans and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 4, Tenant shall be responsible for ensuring that the Work List is suitable for Tenant's use of the Expansion Space and complies with Law, and neither the preparation nor the approval of the Work List by Landlord or its consultants shall relieve Tenant from such responsibility. To the extent that either party (the "Responsible Party") is responsible under this Section 4 for causing the Work List to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance , asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Work List or any alteration to the Expansion Space that is necessary to comply with any final order or judgment).

5	COMPLETION.

5.1

Substantial Completion. For purposes of Section 2.2 of this Amendment, and subject to Section 5.2 below, the Tenant Improvement Work shall be deemed to be "Substantially Complete" upon the completion of the Tenant Improvement Work pursuant to the Work List (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant's use of the Expansion Space.

5.2     Tenant Cooperation; Tenant Delay. Tenant shall use reasonable efforts to cooperate with Landlord, the Contractor, and Landlord's other consultants to provide any necessary approvals relating to the Work List, approve the Construction Pricing Proposal, obtain the Permits, and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties' progress. Without limiting the foregoing, if

(i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Expansion Space, then (x) Tenant, upon five (5) business days' notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Sections 7.2 and 7.3 of this Lease, and (y) during the period of Tenant's entry into the Expansion Space for the purpose of performing such installation, all of Tenant's obligations under this Amendment relating to the Expansion Space shall apply, except for the obligation to pay Monthly Rent. In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (a "Tenant Delay") as a result of (a) any failure of Tenant to approve the Construction Pricing Proposal pursuant to Section 2.6. l above on or before Tenant's Approval Deadline; (b) [Intentionally Omitted]; (c) any failure of Tenant to timely approve any other matter requiring Tenant's approval; (d) any breach by Tenant of this Work Letter or this Amendment; (e) any request by Tenant for any revision to, or for Landlord's approval of any revision to, the Work List (except to the extent that such delay results from a breach by Landlord of its obligation s under Section 2.7 above); (f) [Intentionally Omitted); (g) [Intentionally Omitted]; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Amendment, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Expansion Space to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6

MISCELLANEOUS. Notwithstanding any contrary provision of this Amendment, if Tenant defaults under this Amendment before the Tenant Improvement Work is completed, Landlord's obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Expansion Space.

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:     Amendment (the "Amendment"), dated ____________, 20     , to a

lease agreement dated _____________, 20     , between _____________________________, a

("Landlord"), and ________________________________________ a

_________ (Tenant"), concerning Suite      on the________floor of the building located at           California (the "Expansion Space").

LeaseID:------------

Business Unit Number:--------

Dear      _

In accordance with the Amendment, Tenant accepts possession of the Expansion Space and confirms that (a) the Expansion Effective Date is _____________, 20_, and (b) the expiration date of the Lease is __________________, 20__._

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 2.3 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

"Landlord":

By:      Name:      Title:

Agreed and Accepted as of      , 20_.

"Tenant":

By:      Name:      Title: